EXHIBIT (a)(1)(v)

OFFER TO PURCHASE FOR CASH

WITH RESPECT TO THE OFFER TO PURCHASE FOR

EACH AMERICAN DEPOSITARY SHARE

OF

GETNET ADQUIRÊNCIA E SERVIÇOS PARA MEIOS DE PAGAMENTO S.A. – INSTITUIÇÃO DE PAGAMENTO

AT

THE U.S. DOLLAR EQUIVALENT OF R$9.44 PER AMERICAN DEPOSITARY SHARE

BY

PAGONXT MERCHANT SOLUTIONS, S.L.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME, ON NOVEMBER 30, 2022, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 31, 2022

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Securities Intermediaries:

We have been engaged by PagoNxt Merchant Solutions, S.L., a company organized under the laws of the Kingdom of Spain (“Purchaser”) to act as Information Agent (the “Information Agent”) in connection with the offer to purchase (the “Offer”) the issued and outstanding common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares,” and together with the Common Shares, the “Shares”), units, each representing one Common Share and one Preferred Share (the “Units”) and American Depositary Shares, each of which represents two Units (the “ADSs,” and together with the Shares and Units, the “Securities”) of Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento, a company incorporated under the laws of the Federative Republic of Brazil (the “Company”), from all holders in each case other than any Securities held, directly or indirectly, by Purchaser and its affiliates, at a price per Security equal to the U.S. dollar equivalent of R$2.36 per Common Share, R$2.36 per Preferred Share, R$4.72 per Unit and R$9.44 per ADS, in each case payable in U.S. dollars based on the exchange rate reported by the Brazilian Central Bank (Banco Central do Brasil) on the business day prior to the settlement date of the U.S. Offer, to be adjusted for any potential dividends, interest on own capital and/or bonuses which may be paid, and/or splits, reverse splits and conversions which may take place, between the date on which the Offers were announced and the dates of expiration of the Offers (but excluding the interest on capital already announced on May 4, 2022 and paid on June 27, 2022, which will not be deducted from the offered price) (the “U.S. Offer Price”), without interest, upon the terms, and subject to the conditions, set forth in the offer to purchase, dated October 31, 2022 (the “U.S. Offer to Purchase”), and the related letter of transmittal for the Common Shares and Preferred Shares (the “Share Letters of Transmittal”), the related letter of transmittal for Units (the “Unit Letter of Transmittal”) and the related letter of transmittal for ADSs (the “ADS Letter of Transmittal,” together with the Share Letters of Transmittal and the Unit Letter of Transmittal, the “Letters of Transmittal”) which, together with any amendments or supplements, collectively constitute the “U.S. Offer.” All capitalized terms not otherwise defined herein are defined in the U.S. Offer to Purchase.

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YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE U.S. OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 p.m. NEW YORK CITY TIME, ON NOVEMBER 30, 2022, UNLESS THE U.S. OFFER IS EXTENDED.

Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold security entitlements in ADSs with The Depository Trust Company (“DTC”):

1.	the U.S. Offer to Purchase;

2.	a printed form of letter which may be sent to your clients for whose accounts you hold security entitlements in ADSs registered in your name or in the name of your securities intermediary with DTC, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

Your attention is directed to the following.

1.	The U.S. Offer commenced on October 31, 2022 and will expire at 5:00 p.m. New York City time (the “Expiration Date”), on November 30, 2022, unless extended.

2.	The U.S. Offer is subject to the satisfaction or waiver of the conditions described in “The U.S. Offer—Section 11. Conditions to the U.S. Offer” in the U.S. Offer to Purchase.

3.	Purchaser will not pay any brokerage fees or commissions to any broker or dealer or to any other person (other than as disclosed in “The U.S. Offer—Section 14. Fees and Expenses”) in connection with the solicitation of tenders of Securities. Brokers, dealers, commercial banks, trust companies and other securities intermediaries will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

4.	For book-entry ADSs to be validly tendered into the U.S. Offer, book-entry confirmation for tender of ADSs held in book-entry form, together with an Agent’s Message (as defined in the U.S. Offer to Purchase), and any other documents required herein or in the U.S. Offer to Purchase, must be timely received by the Tender Agent, in each case in accordance with the terms and conditions of the U.S. Offer to Purchase.

5.	The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) for registered tender offers, if up to one third of the Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Security Holders” and the “Unaffiliated Securities,” respectively), on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by (a) holders of Securities (other than any directors or officers of the Company, or any affiliates of Purchaser) that either (i) tendered Securities in the Auction (as part of the Brazilian Offer) or to the Tender Agent (as part of the U.S. Offer), or (ii) otherwise expressly noted in the applicable Letter of Transmittal their agreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (i) and (ii), the “Consenting Shareholders”), and (b) any persons (other than any directors or officers of the Company, or any affiliates of Purchaser) who either (x) qualified their Shares or Units for participation in the Auction but either did not tender Securities therein or in the U.S. Offer or registered a tender price for their Shares or Units in the Auction that was greater than the offer price in the Auction, or (y) expressly noted in the applicable Letter of Transmittal their disagreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (b), the “Dissenting Shareholders”), are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and

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not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers.

6.	The U.S. Offer is being made for up to any and all of the target Securities, but it may be subject to proration. As required under Brazilian law and in compliance with the procedures provided for under Resolution No. 85/2022 of the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários) (“CVM”) for registered tender offers, if up to one third of the Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Security Holders” and the “Unaffiliated Securities,” respectively), on a per Share basis, are tendered in the Offers, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. If more than one third of the Unaffiliated Securities but less than two thirds of the Securities held by (a) holders of Securities (other than any directors or officers of the Company, or any affiliates of Purchaser) that either (i) tendered Securities in the Auction (as part of the Brazilian Offer) or to the Tender Agent (as part of the U.S. Offer), or (ii) otherwise expressly noted in the applicable Letter of Transmittal their agreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM, or otherwise instructed their broker or other securities intermediary to transmit their expression of agreement to the Tender Agent, in each case without having tendered Securities in the Offers (such persons referred to in (i) and (ii), the “Consenting Shareholders”), and (b) any persons (other than any directors or officers of the Company, or any affiliates of Purchaser) who either (x) qualified their Shares or Units for participation in the Auction but either did not tender Securities therein or in the U.S. Offer or registered a tender price for their Shares or Units in the Auction that was greater than the offer price in the Auction, or (y) expressly noted in the applicable Letter of Transmittal their disagreement with the deregistration of the Company as a publicly-held company in Brazil with the CVM without having tendered Securities in the Offers (such persons referred to in (b), the “Dissenting Shareholders”), are tendered in the Offers, then Purchaser shall accept for tender and pay for up to one third of all Unaffiliated Securities that are validly tendered and not withdrawn in the Offers on a prorated basis, based on the ratio that (1) one third of the total number of Unaffiliated Securities bears to (2) the total number of Unaffiliated Securities tendered (in each case, on a per Share basis). If the number of Securities validly tendered and not withdrawn by Unaffiliated Security Holders is greater than two thirds of all Securities held in the aggregate by Consenting Shareholders and Dissenting Shareholders, then Purchaser shall accept for tender and pay for all Securities validly tendered and not withdrawn in the Offers. These provisions are intended to preserve an adequate market for publicly-held securities following a tender offer that is undersubscribed, and consequently there is no requirement that Securities tendered by non-Unaffiliated Security Holders be subject to proration. See “The U.S. Offer—Section 1. Terms of the U.S. Offer—Proration” in the U.S. Offer to Purchase.

7.	Holders of book-entry ADSs may elect to express their agreement or disagreement with the deregistration of the Company as a publicly-held company in Brazil without tendering ADSs, in which case such holders shall instruct you to transfer your ADSs onto the books of the Depositary by following the procedures described in the section of the U.S. Offer to Purchase entitled “The U.S. Offer—Section 5. Effects of the U.S. Offer—Going Private Transaction—Delisting and Deregistration in Brazil.” Purchaser will not pay any brokerage fees to any broker or dealer or to any other person in connection with such transfers.

8.	If required by U.S. federal income tax laws, the Tender Agent or other applicable withholding agent will be required to backup withhold at the applicable backup withholding rate from any payments made to certain U.S. holders of ADSs pursuant to the U.S. Offer.

9.	No interest will be paid on the U.S. Offer Price, regardless of any extension of the U.S. Offer or any delay in making payment for the Securities, except to the extent Purchaser is required to do so in a subsequent offering period under Brazilian law.

10.	As of the date of the U.S. Offer to Purchase, the Company’s board of directors has not made any recommendation to its shareholders in connection with the Offer.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL DESIGNATE YOU, THE INFORMATION AGENT, THE TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY

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STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE U.S. OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

Questions or requests for assistance or additional copies of the U.S. Offer to Purchase and any other documents may be directed to the Information Agent at its address and telephone number set forth below.

Morrow Sodali International LLC
509 Madison Avenue
New York, NY 10022

Call:
(800) 662-5200 (Toll-Free in North America)
+1 (203) 658-9400 (outside North America)
Email: opagetnet@investor.morrowsodali.com

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